MARCUM
ACCOUNTANTS ▲ ADVISORS

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement on Form F-10 (File Nos. 333-255631, 333-227873, 333-213422, and 333-280553) of our report dated March 15, 2024, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, relating to the consolidated financial statements of POET Technologies, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

Marcum LLP

Marcum LLP
Hartford, CT
April 1, 2025